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                                  EXHIBIT 13



                     FORM OF STOCK SUBSCRIPTION AGREEMENT

THIS AGREEMENT by and between The Equitable Life Assurance Society of the United States ("Equitable Life") and the 787 Trust, a business trust organized and existing under and by virtue of the laws of the State of Delaware.

         In consideration of the mutual promises set forth herein, the parties agree as follows:

         1. The 787 Trust agrees to sell to Equitable Life and Equitable Life hereby subscribes to purchase the specified number of Class IA shares of beneficial interest of the following five series of the 787 Trust: 2,000 Class IA shares of the T. Rowe Price International Stock Portfolio; 2,000 Class IA shares of the T. Rowe Price Equity Income Portfolio; 2,000 Class IA shares of the Putnam Growth and Income Portfolio; 2,000 Class IA shares of the Putnam International Growth Portfolio; and 2,000 Class IA shares of the MFS Research Portfolio (together, the "Shares"), each with a par value of $.01 per Share, at a price of ten dollars ($10.00) per each Share.

         2. Equitable Life agrees to pay $100,000 for such Shares at the time of their issuance, which shall occur upon call of the President of the 787 Trust, at any time on or before the effective date of the 787 Trust's Registration Statement filed by the 787 Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement") on December 3, 1996.

         3. Equitable Life acknowledges that the Shares have not been, and will not be, registered under the federal securities laws and that, therefore, the 787 Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Equitable Life also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that Equitable Life may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

         4. Equitable Life represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.

         5. Equitable Life agrees that it will not sell or dispose of the Shares or any part thereof unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.







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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this ______ day of ________, 1997.


                               THE EQUITABLE LIFE ASSURANCE SOCIETY
                                 OF THE UNITED STATES


                                        By:__________________________________
                                             Peter D. Noris
                                             Title:  Executive Vice President
                                                   and Chief Investment Officer



                               787 TRUST


                                        By:___________________________________
                                             Peter D. Noris
                                             Title:  President and Trustee